Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Affinity Gaming LLC’s Form 8-K dated March 29, 2012, and have the following comments:

1.    We agree with the statements made in the first, second, third, and fourth paragraphs.

2.    We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

April 3, 2012